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                                                                     EXHIBIT 2.2



                      AGREEMENT AND PLAN OF REORGANIZATION


         This Agreement and Plan of Reorganization ("Agreement") dated June 26, 1998, is by and between Nu-Wave Health Products, Inc., a Florida corporation ("Buyer"), and Manju Taneja, Mihir K. Taneja, Mandeep K. Taneja, William LaGamba custodian for Anthony LaGamba, William LaGamba custodian for Nicholl LaGamba, William LaGamba custodian for Courtney LaGamba, Michele LaGamba, and Phillip J. Laird and William LaGamba (each individually a "Seller" and together the "Sellers") each of which is a stockholder of Becan Distributors, Inc., an Ohio corporation (the "Company").

                                    RECITALS:

         The Sellers own an aggregate of 642.85 shares of voting common stock, no par value, of the Company, constituting all of the issued and outstanding capital stock of the Company (the "Shares"). The Buyer desires to acquire all of the Shares, and the Stockholders desire to exchange all of the Shares for shares of voting common stock, par value $.01 per Share, of the Buyer, in an exchange that qualifies under Sections 354 and 368 of the Internal Revenue Code of 1986, as amended.

         This Agreement is being entered into for the purpose of implementing the foregoing desires, and sets forth the terms and conditions pursuant to which the Stockholders are selling to the Buyer, and the Buyer is purchasing from the Stockholders solely in exchange for shares of voting common stock of the Buyer, all of the 642.85 issued and outstanding Shares of the Company.

                                    AGREEMENT

         The parties, intending to be legally bound, agree as follows:

         1.       DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

                  "APPLICABLE CONTRACT" -- any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

                  "BALANCE SHEET" -- as defined in Section 3.4.

                  "BEST EFFORTS" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not


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require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

                  "BREACH" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

                  "BUYER" -- as defined in the first paragraph of this Agreement.

                  "BUYER'S SHARES" -- as defined in Section 2.2.

                  "CLOSING" -- as defined in Section 2.3.

                  "CLOSING DATE" -- the date and time as of which the Closing actually takes place.

                  "COMPANY" -- as defined in the first paragraph of this Agreement.

                  "CONSENT" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

                  "CONTEMPLATED TRANSACTIONS" -- all of the transactions contemplated by this Agreement, including:

                           (a)      the sale of the Shares by Sellers to
Buyer;

                           (b)      the performance by Buyer and Sellers of
their respective covenants and obligations under this Agreement; and

                           (c)      Buyer's acquisition and ownership of the
Shares and exercise of control over the Company.

                  "CONTRACT" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

                  "DAMAGES" -- as defined in Section 5.2.

                  "DISCLOSURE LETTER" -- the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.




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                  "ENCUMBRANCE" -- any charge, claim, community property
interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

                  "ENVIRONMENT" -- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

                  "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES" -- any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

                          (a)      any environmental, health, or safety
matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                          (b)      fines, penalties, judgments, awards,
settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

                          (c)      financial responsibility under Environmental
Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

                          (d)      any other compliance, corrective,
investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

                  The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., as amended ("CERCLA").

                  "ENVIRONMENTAL LAW" -- any Legal Requirement that requires or relates to:

                          (a)      advising appropriate authorities, employees,
and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;


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                           (b)      preventing or reducing to acceptable levels
the release of pollutants or hazardous substances or materials into the Environment;

                           (c)      reducing the quantities, preventing the
release, or minimizing the hazardous characteristics of wastes that are generated;

                           (d)      assuring that products are designed,
formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

                           (e)      protecting resources, species, or
ecological amenities;

                           (f)      reducing to acceptable levels the risks
inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

                           (g)      cleaning up pollutants that have been
released, preventing the threat of release, or paying the costs of such clean up or prevention; or

                           (h)      making responsible parties pay private
parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

                  "ERISA" -- the Employee Retirement Income Security Act of
1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  "FACILITIES" -- any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company.

                  "GAAP" -- generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4(b) were prepared.

                  "GOVERNMENTAL AUTHORIZATION" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

                  "GOVERNMENTAL BODY" -- any:

                           (a)      nation, state, county, city, town,
village, district, or other jurisdiction of any nature;

                           (b)      federal, state, local, municipal, foreign,
or other government;




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                            (c)      governmental or quasi-governmental
authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

                            (d)      multi-national organization or body; or

                            (e)      body exercising, or entitled to exercise,
any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

                  "HAZARDOUS ACTIVITY" -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

                  "HAZARDOUS MATERIALS" -- any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

                  "INTELLECTUAL PROPERTY ASSETS" -- as defined in Section 3.22.

                  "INTERIM BALANCE SHEET" -- as defined in Section 3.4.

                  "IRC" -- the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

                  "IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

                  "KNOWLEDGE" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

                            (a)      such individual is actually aware of such
fact or other matter; or

                            (b)      a prudent individual could be expected to
discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

                  A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as




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a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

                  "LEGAL REQUIREMENT" -- any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

                  "OCCUPATIONAL SAFETY AND HEALTH LAW" -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

                  "ORDER" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

                  "ORDINARY COURSE OF BUSINESS" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                          (a)      such action is consistent with the past
practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                          (b)      such action is not required to be authorized
by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) [and is not required to be specifically authorized by the parent company (if any) of such Person]; and

                          (c)      such action is similar in nature and
magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

                  "ORGANIZATIONAL DOCUMENTS" -- (a) the articles or certificate of incorporation and the bylaws of a corporation; and (b) any amendment to any of the foregoing.

                  "PERSON" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

                  "PLAN" -- as defined in Section 3.13.

                  "PROCEEDING" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.




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                  "RELATED PERSON" -- with respect to a particular individual:

                          (a)      each other member of such individual's
Family;

                          (b)      any Person that is directly or indirectly
controlled by such individual or one or more members of such individual's
Family;

                          (c)      any Person in which such individual or
members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

                          (d)      any Person with respect to which such
individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

                  With respect to a specified Person other than an individual:

                          (a)      any Person that directly or indirectly
controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

                          (b)      any Person that holds a Material Interest in
such specified Person;

                          (c)      each Person that serves as a director,
officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

                          (d)      any Person in which such specified Person
holds a Material Interest;

                          (e)      any Person with respect to which such
specified Person serves as a general partner or a trustee (or in a similar capacity); and

                          (f)      any Related Person of any individual
described in clause (b) or (c).

                  For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse [and former spouses], (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

                  "RELEASE" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.



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                  "REPRESENTATIVE" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

                  "SECURITIES ACT" -- the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  "SELLERS" -- as defined in the first paragraph of this Agreement.

                  "SELLERS' RELEASES" -- as defined in Section 2.4.

                  "SHARES" -- as defined in the Recitals of this Agreement.

                  "SUBSIDIARY" -- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

                  "TAX RETURN" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

                  "THREAT OF RELEASE" -- a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

                  "THREATENED" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

         2.       SALE AND TRANSFER OF SHARES; CLOSING

                  2.1 SHARES. Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers.




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                  2.2 CONSIDERATION. Sellers understand that Buyer will within
10 days after the date hereof effect a one for three reverse stock split (the "Reverse Split") and that the Buyer's Shares (as defined below) are post-reverse split shares, certificates for which will be issued a reasonable time after the Reverse Split. In consideration of the sale and transfer of the Shares, the Buyer will, after the Reverse Split, deliver in full payment for the Shares, an aggregate of 1,500,000 post-reverse split shares of common stock, $.001 par value, of Buyer ("Buyer's Shares"), with each of the Sellers receiving the number of Buyer's Shares set forth in Schedule 2.2 hereof.

                  2.3 CLOSING. The purchase and sale (the "Closing") provided for in this Agreement will take place simultaneously with the execution of this Agreement.

                  2.4      CLOSING OBLIGATIONS.  At the Closing:

                           (a)      Sellers will deliver to Buyer:

                                    (i)   certificates representing the
Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer;

                                    (ii)  releases in the form of
Exhibit 2.4(a)(ii) executed by Sellers (collectively, "Sellers' Releases");

                           (b)      Buyer will deliver to Sellers certificates
representing the Buyer Shares within a reasonable time after the reverse split. Such certificates shall bear a customary restrictive legend applicable to restricted securities issued privately.

         3.       REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers represent and warrant to Buyer as follows:

                  3.1      ORGANIZATION AND GOOD STANDING.

                           (a)     The Company is a corporation duly
organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

                           (b)     Sellers have delivered to Buyer copies of
the Organizational Documents of the Company, as currently in effect.



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                  3.2      AUTHORITY; NO CONFLICT.

                           (a)      This Agreement constitutes the legal,
valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform their obligations under this Agreement.

                           (b)      Except as set forth in Part 3.2 of the
Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                                    (i)  contravene, conflict with, or result in
a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company;

                                    (ii) contravene, conflict with, or result
in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or either Seller, or any of the assets owned or used by the Company, may be subject;

                                    (iii) contravene, conflict with, or result
in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

                                    (iv) cause Buyer or the Company to become
subject to, or to become liable for the payment of, any Tax;

                                    (v)  cause any of the assets owned by the
Company to be reassessed or revalued by any taxing authority or other Governmental Body;

                                    (vi) contravene, conflict with, or result
in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

                                    (vii) result in the imposition or creation
of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

                  Except as set forth in Part 3.2 of the Disclosure Letter, neither Seller nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.


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                           (c)      Sellers are acquiring the Buyer's Shares
for their own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

                  3.3 CAPITALIZATION. The authorized equity securities of the Company consist of 850 shares of common stock, no par value, of which 500 shares are issued and outstanding and constitute the Shares. Sellers are the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. Manju Taneja, Mihir K. Taneja, and Mandee P. Taneja each own 150 of the Shares and LaGamba owns 50 of the Shares. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, nor does the Company have any Contract to acquire, any equity securities or other securities of any Person (other than The Company) or any direct or indirect equity or ownership interest in any other business.

                  3.4 FINANCIAL STATEMENTS. Sellers have delivered to Buyer: (a) a balance sheet of the Company as at December 31, 1997 (including the notes thereto, the "Balance Sheet"), and the related statements of income, changes in stockholders' equity, and cash flow for the fiscal year then ended, together with the report thereon of Shalek & Associates, CPA's Inc., independent certified public accountants, and (b) an unaudited balance sheet of the Company as at May 31, 1997 (the "Interim Balance Sheet") and the related unaudited statements of income, changes in stockholders' equity, and cash flow for the five months then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet); the financial statements referred to in this
Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.

                  3.5 BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether or not the Company is subject to that Section), including the maintenance of an adequate system of internal controls. The minute book of the Company contains accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes



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have not been prepared and are not contained in such minute books. All of those books and records are in the possession of the Company.

                  3.6 TITLE TO PROPERTIES; ENCUMBRANCES. Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by the Company. Sellers have delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Company acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Sellers or the Company and relating to such property or interests. The Company owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by the Company or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice. All material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned by the Company lie wholly within the boundaries of the real property owned by the Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

                  3.7 CONDITION AND SUFFICIENCY OF ASSETS. The buildings, plants, structures, and equipment of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing.

                  3.8 ACCOUNTS RECEIVABLE. All accounts receivable of the Company that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

                  3.9 INVENTORY. All inventory of the Company, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

                  3.10 NO UNDISCLOSED LIABILITIES. Except as set forth in Part
3.10 of the Disclosure Letter, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

                  3.11 TAXES.

                           (a)      The Company has filed or caused to be filed
(on a timely basis since 1996) all Tax Returns that are or were required to be filed by or with respect to it, pursuant to applicable Legal Requirements. Sellers have delivered or made available to Buyer copies of, all such Tax Returns filed since 1996. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or the Company, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

                           (b)  The charges, accruals, and reserves with
respect to Taxes on the books of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company's liability for Taxes. There exists no proposed tax assessment against the Company except as disclosed in the Balance Sheet or in Part 3.11 of the Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

                           (c)  All Tax Returns filed by the Company are true,
correct, and complete. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement.

                  3.12 NO MATERIAL ADVERSE CHANGE. Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

                  3.13 EMPLOYEE BENEFITS.

                           (a)  As used in this Section 3.13, the following
terms have the meanings set forth below.

                           "COMPANY PLAN" means all Plans of which an the
Company or an ERISA Affiliate of the Company is or was a Plan Sponsor, or to which an the Company or an ERISA Affiliate of the Company otherwise contributes or has contributed, or in which an the Company or an ERISA Affiliate of the Company otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

                           "ERISA AFFILIATE" means, with respect to an the
Company, any other person that, together with the Company, would be treated as a single employer under IRC Section 414.

                           "OTHER BENEFIT OBLIGATIONS" means all obligations,
arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC Section 132.

                           "PENSION PLAN" has the meaning given in ERISA
Section 3(2)(A).

                           "PLAN" has the meaning given in ERISA Section 3(3).

                           "QUALIFIED PLAN" means any Plan that meets or
purports to meet the requirements of IRC Section 401(a).

                           "TITLE IV PLANS" means all Pension Plans that
are subject to Title IV of ERISA, 29 U.S.C. Section 1301 et seq.

                           "VEBA" means a voluntary employees' beneficiary
association under IRC Section 501(c)(9).

                           "WELFARE PLAN" has the meaning given in ERISA
Section 3(1).

                           (b)      The Company has no Plan, Company Plan,
Other Benefit Obligations, Pension Plan, Qualified Plan, Title IV Plans, VEBA or Welfare Plan.

                  3.14 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

                           (a)      Except as set forth in Part 3.14 of the
Disclosure Letter:

                                    (i)    the Company is, and at all times
since December 31, 1997 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                                    (ii)   no event has occurred or
circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                                    (iii)  the Company has received, at any time
since December 31, 1997, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                           (b)      Part 3.14 of the Disclosure Letter
contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14 of the Disclosure
Letter:

                                    (i)    the Company is, and at all times
since December 31, 1997 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14 of the Disclosure Letter;

                                    (ii)   no event has occurred or circumstance
exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter;

                                    (iii)  the Company has not received, at any
time since December 31, 1997, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                                    (iv)   all applications required to have
been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

                           The Governmental Authorizations listed in Part 3.14
of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

                  3.15     LEGAL PROCEEDINGS; ORDERS.

                           (a)      Except as set forth in Part 3.15 of the
Disclosure Letter, there is no pending Proceeding:

                                    (i)     that has been commenced by or
against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

                                    (ii) that challenges, or that may have the
effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

                           To the Knowledge of Sellers and the Company, (1) no
such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Letter. The Proceedings listed in Part
3.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Company.

                           (b) Except as set forth in Part 3.15 of the
Disclosure Letter:

                                    (i)    there is no Order to which the
Company, or any of the assets owned or used by the Company, is subject;

                                    (ii)   neither Seller is subject to any
Order that relates to the business of, or any of the assets owned or used by, the Company; and

                                    (iii)  to the Knowledge of Sellers and the
Company, no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

                           (c) Except as set forth in Part 3.15 of the
Disclosure Letter:

                                    (i)    the Company is, and at all times
since December 31, 1991 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                                    (ii)   no event has occurred or circumstance
exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and

                                    (iii)  the Company has not received, at any
time since December 31, 1997, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

                  3.16 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in Part 3.16 of the Disclosure Letter, since the date of the Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

                           (a) change in the Company's authorized or issued
capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                           (b)      amendment to the Organizational Documents
of the Company;

                           (c)      payment or increase by the Company of any
bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

                           (d)      adoption of, or increase in the payments to
or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

                           (e)      damage to or destruction  or loss of any
asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

                           (f)      entry into, termination of, or receipt of
notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $25,000;

                           (g)      sale (other than sales of inventory in the
Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

                           (h)      cancellation or waiver of any claims or
rights with a value to the Company in excess of $25,000;

                           (i)      material change in the accounting methods
used by the Company; or

                           (j)      agreement, whether oral or written, by the
Company to do any of the foregoing.

                  3.17     CONTRACTS; NO DEFAULTS.

                           (a)      Part 3.17(a) of the  Disclosure Letter
contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of:

                                    (i)     each Applicable Contract that
involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $25,000;

                                    (ii)   each Applicable Contract that
involves performance of services or delivery of goods or materials to one or more The Company of an amount or value in excess of $25,000;

                                    (iii)  each Contract that was not entered
into in the Ordinary Course of Business and that involves expenditures or receipts of one or more The Company in excess of $25,000;

                                    (iv)   each lease, rental or occupancy
agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one year);

                                    (v)    each licensing  agreement or other
Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                                    (vi)   each collective bargaining agreement
and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

                                    (vii)  each joint venture, partnership, and
other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

                                    (viii) each Applicable Contract containing
covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person;

                                    (ix)   each Applicable Contract providing
for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                                    (x)    each power of attorney that is
currently effective and outstanding;

                                    (xi)   each Applicable Contract entered into
other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

                                    (xii)  each Applicable Contract for capital
expenditures in excess of $25,000;

                                  (xiii) each written warranty, guaranty, and
or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

                                  (xiv)  each amendment, supplement, and
modification (whether oral or written) in respect of any of the foregoing.

                  Part 3.17(a) of the Disclosure Letter sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of the Company under the Contracts, and the Company's office where details relating to the Contracts are located.

                           (b) Except as set forth in Part 3.17(b) of the
Disclosure Letter:

                                  (i)    neither Seller (and no Related
Person of either Seller) has or may acquire any rights under, and neither Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company; and

                                  (ii)   to the Knowledge of Sellers and the
Company, no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

                           (c) Except as set forth in Part 3.17(c) of the
Disclosure Letter, each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

                           (d) Except as set forth in Part 3.17(d) of the
Disclosure Letter:

                                  (i)    the Company is, and at all times
since December 31, 1997 has been, in full compliance with all applicable terms and requirements of each Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound;

                                  (ii)   each other Person that has or had any
obligation or liability under any Contract under which an the Company has or had any rights is, and at all times since December 31, 1997 has been, in full compliance with all applicable terms and requirements of such Contract;

                                  (iii)  no event has occurred or circumstance
exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                                    (iv)  the Company has not given to or
received from any other Person, at any time since December 31, 1997, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

                           (e)      There are no renegotiations of, attempts to
renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and, to the Knowledge of Sellers and the Company, no such Person has made written demand for such renegotiation.

                           (f)      The Contracts relating to the sale,
design, manufacture, or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

                  3.18     INSURANCE.

                           (a)      Sellers have delivered to Buyer:

                                    (i)   true and complete copies of all
policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the two years preceding the date of this Agreement;

                                    (ii)  true and complete copies of all
pending applications for policies of insurance; and

                                    (iii) any statement by the auditor of the
Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

                           (b)      Part 3.18(b) of the Disclosure Letter
describes:

                                    (i)   any self-insurance arrangement by
or affecting the Company, including any reserves established thereunder;

                                    (ii)  any contract or arrangement, other
than a policy of insurance, for the transfer or sharing of any risk by the Company; and

                                    (iii) all obligations of the Company to
third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

                           (c)      Part 3.18(c) of the Disclosure Letter sets
forth, by year, for the current policy year and each of the two preceding policy years:

                                    (i)     a summary of the loss experience
under each policy;

                                    (ii)    a statement describing each claim
under an insurance policy for an amount in excess of $25,000, which sets forth:

                                            (A)      the name of the claimant;

                                            (B)      a  description of the
policy by insurer, type of insurance, and period of coverage; and

                                            (C)      the amount and a brief
description of the claim; and

                                    (iii)   a statement describing the loss
experience for all claims that were self-insured, including the number and aggregate cost of such claims.

                           (d)      Except as set forth on Part 3.18(d) of the
Disclosure Letter:

                                    (i)     All policies to which the
Company is a party or that provide coverage to either Seller, the Company, or any director or officer of an the Company:

                                            (A)      are valid, outstanding,
and enforceable;

                                            (B)      are issued by an insurer
that is financially sound and reputable;

                                            (C)      taken together, provide
adequate insurance coverage for the assets and the operations of the Company for all risks to which the Company is normally exposed;

                                            (D)      are sufficient for
compliance with all Legal Requirements and Contracts to which the Company is a party or by which it is bound;

                                            (E)      will continue in full
force and effect following the consummation of the Contemplated Transactions;
and

                                            (F)      do not provide for any
retrospective premium adjustment or other experienced-based liability on the part of the Company.

                                    (ii)    No Seller or the Company has
received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                                    (iii) The Company has paid all premiums
due, and has otherwise performed all of its obligations, under each policy to which the Company is a party or that provides coverage to the Company or a director thereof.

                                    (iv)  The Company has given notice to the
insurer of all claims that may be insured thereby.

                  3.19     ENVIRONMENTAL MATTERS.  Except as set forth in
part 3.19 of the disclosure letter:

                           (a)      The Company is, and at all times has been,
in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. No Seller or the Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Sellers, the Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                           (b)      There are no pending or, to the Knowledge
of Sellers and the Company, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Sellers or the Company has or had an interest.

                           (c)      No Seller or the Company has  Knowledge of
any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Sellers, the Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                           (d)      No Seller or the Company, or any other
Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or, to the Knowledge of Sellers and the Company, with respect to any other properties and assets (whether real, personal, or mixed) in which Sellers or the Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

                           (e)      There are no Hazardous Materials present on
or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. No Seller, the Company, any other Person for whose conduct they are or may be held responsible, or to the Knowledge of Sellers and the Company, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Company has or had an interest except in full compliance with all applicable Environmental Laws.

                           (f)      There has been no Release or, to the
Knowledge of Sellers and the Company, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Sellers or the Company has or had an interest, or to the Knowledge of Sellers and the Company any geologically or hydrologically adjoining property, by Sellers or the Company.

                           (g)      Sellers have delivered to Buyer true and
complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Sellers, the Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

                  3.20     EMPLOYEES.

                           (a)      Part 3.20 of the Disclosure Letter contains
a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since December 31, 1997; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan.

                           (b)      No employee or director of the Company is a
party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Company by any such employee or director. To Sellers' Knowledge, no director, officer, or other key employee of the Company intends to terminate his employment with the Company.

                           (c)      Part 3.20 of the Disclosure Letter also
contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

                  3.21 LABOR RELATIONS; COMPLIANCE. Since December 31, 1997, the Company has been or is a party to any collective bargaining or other labor Contract. Since December 31, 1997, there has not been, there is not presently pending or existing, and to Sellers' Knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Company or its premises, or
(c) any application for certification of a collective bargaining agent. To Sellers' Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

                  3.22 INTELLECTUAL PROPERTY.

                           (a)      INTELLECTUAL PROPERTY ASSETS  --  The term
"Intellectual Property Assets" includes:

                                    (i)   the name Becan Distributors, all
fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

                                    (ii)  all patents, patent applications, and
inventions and discoveries that may be patentable (collectively, "Patents");

                                    (iii) all know-how, trade secrets,
confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by the Company as licensee or licensor.

                           (b)      AGREEMENTS -- Part 3.22(b) of the
Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $10,000 under which an the Company is the licensee. There are no outstanding and, to Sellers' Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

                           (c)      KNOW-HOW NECESSARY FOR THE BUSINESS.

                                    (i)   The Intellectual Property Assets
are all those necessary for the operation of the Company's businesses as they are currently conducted. The Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

                                    (ii)  Except as set forth in Part 3.22(c) of
the Disclosure Letter, all former and current employees of the Company have executed written Contracts with one or more of the Company that assign to one or more of the Company all rights to any inventions, improvements, discoveries, or information relating to the business of the Company. No employee of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Company.

                           (d)      TRADE SECRETS.

                                    (i)   With respect to each Trade Secret,
the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

                                    (ii)  Sellers and the Company have taken all
reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

                                    (iii) The Company has good title and an
absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Sellers' Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

                  3.23 CERTAIN PAYMENTS. Since December 31, 1997, neither the Company nor any director, officer, agent, or employee of the Company, or to Sellers' Knowledge any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of an the Company, or (iv) in violation of any Legal Requirement,
(b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

                  3.24 DISCLOSURE.

                           (a)      No representation or warranty of Sellers in
this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                           (b)      No notice given pursuant to Section 5.5 will
contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

                           (c)      There is no fact known to  either Seller
that has specific application to either Seller or the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as either Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or the Disclosure Letter.

                  3.25 RELATIONSHIPS WITH RELATED PERSONS. No Seller or any Related Person of Sellers or of the Company has, or since the first day of the next to last completed fiscal year of the Company has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's business. No Seller or any Related Person of Sellers or of the Company is, or since the first day of the next to last completed fiscal year of the Company has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 3.25 of the Disclosure Letter, no Seller or any Related Person of Sellers or of the Company is a party to any Contract with, or has any claim or right against, the Company.

                  3.26 BROKERS OR FINDERS. Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         4.       REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Sellers as follows:

                  4.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida.

                  4.2  AUTHORITY; NO CONFLICT.

                           (a)      This Agreement constitutes the legal,
valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

                           (b)      Except as set forth in Schedule 4.2,
neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                                    (i)     any provision of Buyer's
Organizational Documents;

                                    (ii)    any resolution adopted by the board
of directors or the stockholders of Buyer;

                                    (iii)   any Legal Requirement or Order to
which Buyer may be subject; or

                                    (iv)    any Contract to which Buyer is a
party or by which Buyer may be bound.

                  Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

                  4.3 INVESTMENT INTENT. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of
Section 2(11) of the Securities Act.

                  4.4 CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

                  4.5 BROKERS OR FINDERS. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

         5.       INDEMNIFICATION; REMEDIES

                  5.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, and any other document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

                  5.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS. Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                       (a) any Breach of any representation or warranty made by Sellers in this Agreement (without giving effect to any supplement to the Disclosure

Letter), the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Sellers pursuant to this Agreement;

                           (b)      any Breach of any representation or
warranty made by Sellers in this Agreement;

                           (c)      any Breach by either Seller of any
covenant or obligation of such Seller in this Agreement;

                           (d)      any product shipped or manufactured by,
or any services provided by, the Company prior to the Closing Date;

                           (e)      any claim by any Person for brokerage or
finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

                  The remedies provided in this Section 5.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

                  5.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS -- ENVIRONMENTAL MATTERS. In addition to the provisions of Section 5.2, Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Company, and the other Indemnified Persons for, and will pay to Buyer, the Company, and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

                           (a)      any Environmental, Health, and Safety
Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Sellers or the Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Sellers or the Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by Sellers or the Company or by any other Person for whose conduct they are or may be held responsible; or

                           (b)      any bodily injury (including illness,
disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Sellers or the Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Company prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by Sellers or the Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

                  Buyer will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 5.3. The procedure described in Section 5.9 will apply to any claim solely for monetary damages relating to a matter covered by this Section 5.3.

                  5.4 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

                  5.5 TIME LIMITATIONS. Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, other than those in Sections 3.3, 3.11, 3.13, and 3.19, unless on or before June 26, 2001, Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Section 3.3, 3.11, 3.13, or 3.19, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time. Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before June 26, 2001, Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

                  5.6 LIMITATIONS ON AMOUNT -- SELLERS. Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), clause (b) or, to the extent relating to any failure to perform or comply prior to the Closing Date, clause (c) of Section 5.2 until the total of all Damages with respect to such matters exceeds $20,000, and then only for the amount by which such Damages exceed $20,000. Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in clause (d) of Section 5.2 until the total of all Damages with respect to such matters exceeds $20,000, and then only for the amount by which such Damages exceed $20,000. However, this Section 5.6 will not apply to any

Breach of any of Sellers' representations and warranties of which either Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by either Seller of any covenant or obligation, and Sellers will be jointly and severally liable for all Damages with respect to such Breaches.

                  5.7 LIMITATIONS ON AMOUNT -- BUYER. Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or (b) of Section 5.4 until the total of all Damages with respect to such matters exceeds $20,000, and then only for the amount by which such Damages exceed $20,000. However, this Section 5.7 will not apply to any Breach of any of Buyer's representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches.

                  5.8 PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS.

                           (a)      Promptly after receipt by an indemnified
party under Section 5.2, 5.4, or (to the extent provided in the last sentence of Section 5.3) Section 5.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

                           (b)      If any Proceeding referred to in Section
5.9(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this
Section 5 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

                           (c)      Notwithstanding the foregoing, if an
indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                           (d)      Sellers hereby consent to the
non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

                  5.9 PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

         6.       GENERAL PROVISIONS

                  6.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Sellers will cause the Company not to incur any out-of-pocket expenses in connection with this Agreement.

                  6.2 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Sellers shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

                  6.3 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or
(c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

                  Sellers:              Manju Taneja, Mihir K. Taneja
                                        and Mandee P. Taneja
                                        5770 Roosevelt Blvd., Suite 700
                                        Attention:  Jugal K. Taneja
                                        Facsimile No.:  (813) 524-6610

                  Buyer:                Nu-Wave Health Products, Inc.
                                        5905-A Hampton Oaks Parkway
                                        Tampa, FL  33610
                                        Attention:  Kotha S. Sekharam
                                        Facsimile No.:  (813) 524-6610

                  with a copy to:       Philip M. Shasteen, Esq.
                                        Johnson, Blakely, Pope,
                                        Bokor, Ruppel & Burns, P.A.
                                        Post Office Box 1100
                                        Tampa, FL  33601-1100
                                        Facsimile No.:  (813) 225-1857

                  6.4 JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Florida, County of Pinellas, or, if it has or can acquire jurisdiction, in the United States District Court for the Middle District of Florida, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

                  6.5 FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

                  6.6 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

                  6.7 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

                  6.8 DISCLOSURE LETTER. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

                  6.9 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

                  6.10 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                  6.11 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or

"Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

                  6.12 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

                  6.13 GOVERNING LAW. This Agreement will be governed by the laws of the State of Florida without regard to conflicts of laws principles.

                  6.14 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                     BUYER:

                                     NU-WAVE HEALTH PRODUCTS, INC.,
                                     a Florida corporation


                                     By:
                                        -----------------------------------
                                        Kotha S. Sekharam, President


                                     SELLERS:



                                     ---------------------------------------
                                     Manju Taneja



                                     ---------------------------------------
                                     Mihir K. Taneja



                                     ---------------------------------------
                                     Mandeep K. Taneja



                                     ---------------------------------------
                                     William LaGamba

CONTINUATION OF SIGNATURE PAGE FOR AGREEMENT AND PLAN OF REORGANIZATION FOR NU-WAVE HEALTH PRODUCTS, INC./BECAN DISTRIBUTORS, INC.



                                         ------------------------------------
                                         William LaGamba custodian for
                                         Anthony LaGamba


                                         ------------------------------------
                                         William LaGamba custodian for
                                         Nicholl LaGamba


                                         ------------------------------------
                                         William LaGamba custodian for
                                         Courtney LaGamba


                                         ------------------------------------
                                         Michele LaGamba


                                         ------------------------------------
                                         Phillip J. Laird

                           FORM OF EXHIBIT 2.4(A)(II)

                                     RELEASE


         This Release is being executed and delivered in accordance with Section 2.4(a)(ii) of the Stock Purchase Agreement dated June 26, 1998 (the "Agreement") between Nu-Wave Health Products, Inc., a Florida corporation ("Buyer"), Manju Taneja, Mihir K. Taneja, Mandeep K. Taneja, William LaGamba, William LaGamba custodian for Anthony LaGamba, William LaGamba custodian for Nicholl LaGamba, William LaGamba as custodian for Courtney LaGamba, and Michele LaGamba, and Phillip J. Laird. Capitalized terms used in this Release without definition have the respective meanings given to them in the Agreement.

         Each Seller acknowledges that execution and delivery of this Release is a condition to Buyer's obligation to purchase the outstanding capital stock of the Company pursuant to the Agreement and that Buyer is relying on this Release in consummating such purchase.

         Each Seller, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, in order to induce Buyer to purchase the outstanding capital stock of the Company pursuant to the Agreement, hereby agrees as follows:

         Each Seller, on behalf of himself and each of his Related Persons, hereby releases and forever discharges the Buyer, the Company and each of the other Acquired Companies, and each of their respective individual, joint or mutual, past, present and future Representatives, affiliates, stockholders, controlling persons, Subsidiaries, successors and assigns (individually, a "Releasee" and collectively, "Releasees") from any and all claims, demands, Proceedings, causes of action, Orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which each of the Sellers or any of their respective Related Persons now has, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, but not limited to, any rights to indemnification or reimbursement from the Company, whether pursuant to their respective Organizational Documents, contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date.

         Each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

         Without in any way limiting any of the rights and remedies otherwise available to any Releasee, each Seller, jointly and severally, shall indemnify and hold harmless each Releasee from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney's fees) whether or not involving third party claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of the Sellers or any of their Related Persons of any claim or other matter purported to be released pursuant to this Release and (ii) the assertion by any third party of any claim or demand against any Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of the Sellers or any of their Related Persons against such third party of any claims or other matters purported to be released pursuant to this Release.

         If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         This Release may not be changed except in a writing signed by the person(s) against whose interest such change shall operate. This Release shall be governed by and construed under the laws of the State of Florida without regard to principles of conflicts of law.

         All words used in this Release will be construed to be of such gender or number as the circumstances require.

         This Release may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Release shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories hereto.

         IN WITNESS WHEREOF, each of the undersigned have executed and delivered this Release as of this ___ day of June, 1998.


                                                -----------------------------
                                                Manju Taneja


                                                -----------------------------
                                                Mihir K. Taneja


                                                -----------------------------
                                                Mandee P. Taneja


                                                -----------------------------
                                                William LaGamba

CONTINUATION OF SIGNATURE PAGE FOR AGREEMENT AND PLAN OF REORGANIZATION FOR NU-WAVE HEALTH PRODUCTS, INC./BECAN DISTRIBUTORS, INC.


                                         ------------------------------------
                                         William LaGamba custodian for
                                         Anthony LaGamba


                                         ------------------------------------
                                         William LaGamba custodian for
                                         Nicholl LaGamba


                                         ------------------------------------
                                         William LaGamba custodian for
                                         Courtney LaGamba


                                         ------------------------------------
                                         Michele LaGamba


                                         ------------------------------------
                                         Phillip J. Laird

                                  SCHEDULE 2.2


COMPANY SHARES CONVEYED                        COMPANY SHAREHOLDERS                       BUYER SHARES TO BE
                                                                                          ISSUED AFTER SPLIT
        145.00            Manju Taneja                                                          338,334
        145.00            Mandeep K. Taneja                                                     338,333
        145.00            Mihir K. Taneja                                                       338,333
         48.43            William LaGamba                                                       113,000
         18.00            William LaGamba custodian for Anthony LaGamba                          42,000
         18.00            William LaGamba custodian for Nicholl LaGamba                          42,000
         18.00            William LaGamba custodian for Courtney LaGamba                         42,000
         84.00            Michele LaGamba                                                       196,000
         21.42            Phillip J. Laird                                                       50,000

Total   642.85                                                                                1,500,000


                            FORM OF DISCLOSURE LETTER

                            BECAN DISTRIBUTORS, INC.
                              275 Curry Hollow Road
                              Pittsburgh, PA 15236


                                  June 26, 1998


Nu-Wave Health Products, Inc.                                     CONFIDENTIAL
5905A Hampton Oaks Parkway
Tampa, FL  33610

Gentlemen:

         We refer to the Agreement and Plan of Reorganization dated June 26, 1998 (the "Agreement"), by and among Nu-Wave Health Products, Inc., a Florida corporation ("Buyer"), Manju Taneja and William LaGamba ("Sellers") pursuant to which Sellers are to sell and Buyer is to purchase all of the issued and outstanding capital stock of Becan Distributors, Inc., an Ohio corporation (the "Company") as provided in the Agreement.

         This letter constitutes the Disclosure Letter referred to in Section 3 of the Agreement. The representations and warranties of Sellers in Section 3 of the Agreement are made and given subject to the disclosures in this Disclosure Letter. The disclosures in this Disclosure Letter are to be taken as relating to the representations and warranties in the section of the Agreement to which they expressly relate and to no other representation or warranty in the Agreement.

         Terms defined in the Agreement are used with the same meaning in this Disclosure Letter. References to Appendices are to the Appendices to this Disclosure Letter.

         By reference to Section 3 of the Agreement (using the numbering in such Section), the following matters are disclosed:

         3.2      None

         3.6      1993 Saturn station wagon I pallet jack
                  12 bays of shelving
                  I four wheel dolly
                  HP fax/copier/printer
                  BP printer
                  PB computer & monitor
                  3 desks

                  Industrial refrigerator
                  6 phones

         3.8 Accounts receivables in the amount of $3,887.07 are in ninety days past and may not be collected.

         3.10     None.

         3.11     None.

         3.14 The state of Louisiana had sent a letter indicated that Becan Distributors, Inc. was in violation for not have a license to distribute pharmaceuticals in the state. Upon receipt of the letter Becan Distributors, Inc. filed for and received a license to distribute pharmaceuticals in Louisiana.

         3.15 Stellar Health Products, a current customer of Nu-Waves', had threatened to file a law suit against both Becan Distributors, Inc. and Nu-Wave in regards to the similarities of the label for ARTH-AID Arthritis cream. Currently the owner of Stellar Health Products has indicated to Dr. Kotha S. Sekharam, President of Nu-Wave, that he is not going to file a law suit against either Becan Distributors, Inc. or Nu-Wave Health products, Inc. In addition Becan Distributors, Inc. has changed the design of the label in question.

         3.16     Changes:  William LaGamba's ownership in Becan
                  Distributors, Inc. has changed from ten percent ownership to thirty percent ownership. Manju Taneia's ownership in Becan Distributors, Inc. has changed from ninety percent ownership to seventy percent ownership.

                  William LaGamba's salary has changed from one hundred thousand dollars per year to one hundred and twenty five thousand dollars per year.

                  Phillip Laird's salary has changed from fifty thousand dollars per year to sixty thousand dollars per year.

         3.17     See attached.
                  3.17(a)  None.
                  3.17(b)  None.
                  3.17(c)  None.
                  3.17(d)  None.

         3.18(b)  Insurance to chains.

                  3.18(c) None.

                  3.18(d) Copy of insurance policy on William LaGamba.

         3.19(d)  None.

         3.20 William LaGamba's salary has changed from one hundred thousand dollars per year to one hundred twenty five thousand dollars per year. Phillip Laird's salary has changed from fifty thousand dollars per year to sixty thousand dollars per year.

         3.22(b)  ARTH-AID agreement with Nu-Wave Trademark on ARTH-AID

         3.22(c) No employees have executed written contracts with one or more of the company that assign to one ore more of the company all rights to any inventions, improvements, discoveries, or information relating to the business of the company.


                                              ------------------------------
                                              Manju Taneja


                                              ------------------------------
                                              Mihir K. Taneja


                                              ------------------------------
                                              Mandee P. Taneja


                                              ------------------------------
                                              William LaGamba